Exhibit 10.126

Trademark License Agreement

THIS AGREEMENT is entered into this March 10, 2010 (“Effective Date”), by and between Senetek PLC (“Licensor”), and Skinvera LLC (“Licensee”).

WITNESSETH

WHEREAS, Licensor owns certain trademarks identified in Exhibit A to this Agreement (“Trademarks”);

WHEREAS, Licensee desires to use the Trademarks within the Territory covered by this Agreement; and

WHEREAS, Licensor is willing, subject to the terms and conditions of this Agreement, to grant to Licensee the right to use the Trademarks in connection with and as a condition precedent to the closing of the transactions contemplated by the Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”), by and between the Licensor and the Licensee,

WHEREAS, Licensee is willing, subject to the terms and conditions of this Agreement, to accept such rights and obligations, in connection with and as a condition precedent to the closing of the transactions contemplated by the Asset Purchase Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein and intending to be legally bound, the parties hereby agree as follows.

ARTICLE 1 DEFINITIONS

Affiliate or Affiliates. “Affiliate” or “Affiliates” shall mean any corporation, firm, partnership, or other entity, whether de jure or de facto, that directly or indirectly owns, is owned by, or is under common ownership with a party to this Agreement to the extent of at least 50 percent of the equity having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation, or other entity actually controlled by, controlling, or under common control with a party to this Agreement.

Consideration. “Consideration” shall have the meaning set forth in Article 3 hereto.

Effective Date. “Effective Date” is as defined immediately prior to the Recitals at the beginning of this Agreement.

Licensee. “Licensee” shall mean the entity referred to as such set forth in the preamble hereto and its Affiliates.

Licensor. “Licensor” shall mean the entity referred to as such set forth in the preamble hereto.

Products. “Products” shall mean the products or services identified on Exhibit A.

Territory. “Territory” shall mean the territory identified on Exhibit A.

Third Party or Third Parties. “Third Party” or “Third Parties” shall mean any entity other than a party to this Agreement or an Affiliate.

Trademark or Trademarks. “Trademark” or “Trademarks” shall mean any one of the trademarks listed in Exhibit A hereto.

ARTICLE 2 GRANT OF RIGHT TO USE TRADEMARKS

SECTION 2.1. Grant by Licensor. Licensor grants to Licensee the non-exclusive right to use, and Licensee shall use only, the Trademarks in the Territory in association with the Products.

SECTION 2.2. Further Assignments and Sublicenses. Licensee shall be entitled to assign, sublicense, make available, or otherwise transfer or disclose any right to use, develop, or otherwise enjoy any of the Trademarks without the further consent of Licensor. [TO BE CONFIRMED]

SECTION 2.3. Quality.

a. Product sold by Licensee or by any person to whom the Licensee makes a further assignment or sublicense in accordance with Section 2.2 (“Sublicensee”) shall meet the quality control standards and specifications established from time to time by Licensor, including any requirements of applicable regulatory agencies in the Territory. Licensor shall have the right, at its expense, to audit Licensee’s or Sublicensee’s satisfaction of such quality control quality control standards and specifications from time to time on a reasonable basis and on reasonable prior notice to Licensee or Sublicensee.

b. In the event that quality control of Licensee or Sublicensee falls below Licensor’s standards and specifications, Licensor shall give Licensee written notice of such failures, and Licensee shall, at its expense and within the reasonable period set out in the notice, take such corrective action as is necessary to restore quality to the appropriate level.

ARTICLE 3 CONSIDERATION. As consideration for the rights granted under this Agreement, Licensee has entered into the Asset Purchase Agreement and has agreed to pay the consideration set forth in the Asset Purchase Agreement (“Consideration”).

ARTICLE 4 WARRANTIES AND REPRESENTATIONS

SECTION 4.1. Of Licensor. Licensor warrants that

a. It owns the exclusive right, title, and interest in each Trademark for the Territory;

b. Each Trademark is valid and enforceable in the Territory;

c. Use of any Trademark does not infringe on any rights of Third Parties; and

d. It has the right and authority to enter into this Agreement.

SECTION 4.2. Of Licensee. Licensee warrants that it has the right and authority to enter into this Agreement.

ARTICLE 5 TRADEMARK OWNERSHIP

SECTION 5.1. Legal Ownership. Licensee acknowledges Licensor’s exclusive legal right, title, and interest in and to all Trademarks. Licensee shall not at any time do or cause to be done, or fail to do or cause to be done, any act or thing, directly or indirectly, contesting or in any way impairing Licensor’s right, title, or interest in any Trademark. Every use of any Trademark by Licensee shall inure to the benefit of Licensor.

ARTICLE 6 TERM AND TERMINATION

SECTION 6.1. Term. Subject to Section 6.2, this Agreement shall remain in effect as of the Effective Date until the eighteen month anniversary thereafter.

SECTION 6.2. Termination. Neither party shall have the right to terminate this Agreement at any time, absent the occurrence of any of the following events:

a. Failure or neglect of a party to perform covenants or provisions of this Agreement if such default is not corrected within 30 days after receiving written notice from the other party with respect to such default;

b. Any act, determination, filing, judgment, declaration, notice, appointment of receiver or trustee, failure to pay debts, or other events under any law applicable to a party indicating the insolvency or bankruptcy of such party; or

c. Any extraordinary governmental action, including, without limitation, seizure or nationalization of assets, stock, or other property relating to a party.

SECTION 6.3. Rights and Duties Upon Termination. On termination of this Agreement,

a. Licensor shall have the right to retain or receive the Consideration as applicable; and

b. Licensee shall discontinue all use of any Trademark and shall have no further right, title, or interest in any Trademark.

ARTICLE 7 MISCELLANEOUS

SECTION 7.1. Notices. Any and all notices, elections, offers, acceptances, and demands permitted or required to be made under this Agreement shall be in writing, signed by the person giving such notice, election, offer, acceptance, or demand and shall be delivered personally, or sent by registered or certified mail, with a copy by facsimile, to the party, addressed as follows:

If to Licensor:

Senetek plc

301 Central Ave, #384

Hilton Head, South Carolina 29926

Attention: John Ryan

Tel: 842.290.8930

Fax: 843.842.7248

Email: jryan@senetek.net

If to Licensee:

Skinvera LLC

2951 Marion Drive, Unit # 121

Las Vegas, NV 89115

Attention: Frank Massino

Tel: 842.290.8930

Fax: 843.842.7248

Email: jryan@senetek.net

The date of personal delivery or the date of mailing, as the case may be, shall be the date of such notice, election, offer, acceptance, or demand.

SECTION 7.2. Force Majeure. If the performance of any part of this Agreement by either party, or of any obligation under this Agreement, is prevented, restricted, interfered with, or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, on giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference, or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this Agreement may be required to arrive at an equitable solution.

SECTION 7.3. Binding Effect, Assignment, Etc. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns and successors-in-interest. Neither party may assign any right, or delegate any obligation hereunder without the express prior written consent of the other, which consent shall be strictly at the discretion of such other party and may be contingent, if given, upon such terms and conditions as it sees fit.

SECTION 7.4. Amendment. No change, modification, or amendment of this Agreement shall be valid or binding on the parties unless such change or modification shall be in writing signed by the parties hereto.

SECTION 7.5. Remedies Cumulative. The remedies of the parties under this Agreement are cumulative and shall not exclude any other remedies to which the party may be lawfully entitled.

SECTION 7.6. Further Assurances. Each party hereby covenants and agrees that it shall execute and deliver such deeds and other documents as may be required to implement any of the provisions of this Agreement.

SECTION 7.7. No Waiver. The failure of any party to insist on strict performance of a covenant hereunder or of any obligation hereunder shall not be a waiver of such party’s right to demand strict compliance therewith in the future, nor shall the same be construed as a novation of this Agreement.

SECTION 7.8. Integration. This Agreement, together with the Asset Purchase Agreement, constitute the full and complete agreement of the parties.

SECTION 7.9. Captions. Titles or captions of articles and sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

SECTION 7.10. Number and Gender. Whenever required by the context, the singular number shall include the plural, the plural number shall include the singular, and the gender of any pronoun shall include all genders.

SECTION 7.11. Counterparts. This Agreement may be executed in multiple copies, each of which shall for all purposes constitute an Agreement, binding on the parties, and each partner hereby covenants and agrees to execute all duplicates or replacement counterparts of this Agreement as may be required. Facsimile or .pdf signatures shall be deemed originals for all purposes hereunder.

SECTION 7.12. Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday, or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until 5:00 p.m. in New York, New York (USA) on the next succeeding business day to exercise such privilege, or to discharge such duty.

SECTION 7.13. Costs and Expenses. Unless otherwise provided in this Agreement, each party shall bear all fees and expenses incurred in performing its obligations under this Agreement.

SECTION 7.14. Governing Law, Jurisdiction, Etc. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts performed wholly within New York.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their duly authorized officers.

SENETEK PLC

Name: John Ryan
Title: Chief Executive Officer

SKINVERA LLC

Name: Frank Massino
Title: Manager

EXHIBIT A

I.	Trademarks

Senetek